                                                                    EXHIBIT 99.1



News Release
--------------------------------------------------------------------------------

                        AMGEN ANNOUNCES 23% INCREASE IN
                               EARNINGS PER SHARE


FOR IMMEDIATE RELEASE

THOUSAND OAKS, Calif., January 23, 1997 -- Amgen (NASDAQ:AMGN) today announced that earnings per share for the fourth quarter ending December 31 increased by 23 percent, to $0.64 from $0.52 for the same quarter a year ago. Net income increased by 22 percent, to $178 million from $146 million for the same quarter last year.

Total revenues increased by 16 percent, to $594 million from $514 million for the same quarter of 1995.

Earnings per share for the year increased by 26 percent, to $2.42 from $1.92 in 1995. Net income for the year increased by 26 percent, to $680 million from $538 million in 1995.

Total revenues for the year were $2.2 billion, up 15 percent from $1.9 billion for 1995.

The year 1996 marked the first year in which sales of NEUPOGEN(R) (Filgrastim) and EPOGEN(R) (Epoetin alfa) each exceeded $1 billion. Total sales of NEUPOGEN for the quarter ending December 31, 1996 increased by 10 percent, to $270 million from $246 million for the same quarter a year ago. For the year, total NEUPOGEN sales increased by 9 percent, to $1 billion from $936 million for 1995.

Sales of EPOGEN for the quarter increased by 22 percent, to $289 million from $238 million for the same quarter of 1995. For the year, EPOGEN sales increased by 21 percent, to $1.1 billion from $883 million for 1995.

"Our core businesses of EPOGEN and NEUPOGEN continue to be strong, reflecting our focused marketing initiatives and additional indications," said Gordon Binder, chairman and chief executive officer. "We began clinical trials of five potential new products in 1996 and announced a sixth this week, and we made substantial progress throughout the year developing the other product candidates in our pipeline," he said.

During the quarter, Amgen began the first human clinical trials of NESP, the company's Novel Erythropoiesis Stimulating Protein. The trials are designed to evaluate the safety and efficacy of this novel, recombinant protein. NESP is being developed to stimulate the production of red blood cells.

Also during the quarter, Amgen announced positive results from its Phase 3 clinical trial of Stem Cell Factor (SCF). SCF, trade name STEMGEN(R), is the early-acting blood cell factor discovered by Amgen scientists. The trial demonstrated that a median of approximately one-third fewer blood cell collection procedures were required using a combination of SCF and NEUPOGEN compared with NEUPOGEN
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AMGEN ANNOUNCES 23% INCREASE IN EARNINGS PER SHARE
Page 2 of 2

alone. SCF was generally well tolerated, with most patients experiencing mild injection-site redness that resolved itself in one to two days.

Several other key events occurred during the quarter and earlier this month. Amgen and Regeneron Pharmaceuticals, Inc. announced that the Phase 3 clinical trial of Brain Derived Neurotrophic Factor (BDNF) administered subcutaneously did not demonstrate clinical efficacy in patients with ALS.

Amgen filed a license supplement with the FDA for the use of EPOGEN(R) (Epoetin alfa) in pediatric dialysis patients.

The Board of Directors authorized the repurchase of up to $450 million of Amgen stock during 1997.

During the year, Amgen strengthened the patent protection of both NEUPOGEN(R) (Filgrastim) and EPOGEN, obtaining product patents that extend the U.S. patent lives of each to the year 2013.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

NOTE: This news release contains forward-looking statements that involve risks and uncertainties, including risks associated with clinical development, regulatory approvals, product commercialization and other risks described from time to time in the SEC reports filed by Amgen, including the most recently-filed Form 10-Q.

An electronic version of this news release may be accessed via Amgen's web site at WWW.AMGEN.COM. Visit the Corporate Center and click on Amgen News. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Amgen News section of the web site.

CONTACT:      Amgen, Thousand Oaks
              David Kaye, 805/447-6692 (media)
              Denise Powell, 805/447-4346 (investors)


                           (Financial Chart Follows)

Amgen Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

                                                         Three Months Ended                  Year Ended
                                                            December 31,                     December 31,
                                                     -----------------------------    ------------------------
                                                            1996             1995         1996         1995
                                                     -------------------   --------   ------------   ---------
Revenues:
Product sales.....................................               $559.1     $484.2       $2,088.2    $1,818.6
Corporate partner revenues........................                 23.0       20.1          109.9        85.2
Royalty income....................................                 11.4        9.2           41.7        36.1
                                                                 ------     ------       --------    --------
   Total revenues.................................                593.5      513.5        2,239.8     1,939.9

Operating expenses:
Cost of sales.....................................                 74.9       65.8          283.2       272.9
Research and development..........................                143.7      124.0          528.3       451.7
Marketing and selling.............................                 87.6       75.1          310.1       272.9
General and administrative........................                 41.4       38.7          160.5       145.5
Loss of affiliates, net...........................                 13.3       12.1           52.8        53.3
                                                                 ------     ------       --------    --------
   Total operating expenses.......................                360.9      315.7        1,334.9     1,196.3

Operating income..................................                232.6      197.8          904.9       743.6

Other income/(expense):
Interest and other income.........................                 15.6       19.4           63.6        66.1
Interest expense, net.............................                 (1.0)      (4.1)          (6.2)      (15.3)
                                                                 ------     ------       --------    --------
   Total other income/(expense)...................                 14.6       15.3           57.4        50.8

Income before income taxes........................                247.2      213.1          962.3       794.4

Provision for income taxes........................                 69.2       67.5          282.5       256.7
                                                                 ------     ------       --------    --------

Net income........................................               $178.0     $145.6       $  679.8    $  537.7
                                                                 ======     ======       ========    ========

Earnings per share:
   Primary earnings per share.....................               $ 0.64     $ 0.52       $   2.42    $   1.92
   Fully diluted earnings per share...............               $ 0.64     $ 0.51       $   2.42    $   1.88

Shares used in calculation of:
   Primary earnings per share.....................                278.8      282.4          280.7       280.7
   Fully diluted earnings per share...............                279.0      284.7          280.9       285.3

Amgen Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

                                            December 31,   December 31,
                                                1996           1995
                                            ------------   ------------
Assets:
Current assets:
   Cash and marketable securities........       $1,077.0       $1,050.3
   Trade receivables.....................          225.4          199.3
   Inventories...........................           97.4           88.8
   Other current assets..................          102.8          115.7
                                                --------       --------
      Total current assets...............        1,502.6        1,454.1
Property, plant and equipment, net.......          910.5          743.8
Other non-current assets.................          352.5          234.9
                                                --------       --------
      Total assets.......................       $2,765.6       $2,432.8
                                                ========       ========

Liabilities and Stockholders' Equity
Current liabilities......................       $  642.9       $  583.8
Non-current liabilities..................          216.4          177.2
Stockholders' equity.....................        1,906.3        1,671.8
                                                --------       --------
   Total liabilities and stockholders'
   equity................................       $2,765.6       $2,432.8
                                                ========       ========


Shares outstanding.......................          264.7          265.7